Exhibit 10.1

Modification to Terms of Employment for Gerald L. Detter

June 14, 2007

Dear Jerry,

The following will modify your Employment Agreement, dated June 5, 2005 (the “Employment Agreement”) with Quality Distribution, Inc. (the “Company”) and related agreements as follows:

1.	Employment Agreement

(a)	Effective June 14, 2007, your job title will be changed to Advisor to the CEO and your duties and authority shall be limited to advising the Company’s Chief Executive Officer, as reasonably requested by him. You shall cease to be an Executive Officer of the Company for all purposes as of the date hereof. It is understood and agreed that you have not resigned as a director of the Company nor shall you be required to do so.

(b)	The Company hereby accepts your voluntarily resignation of your employment effective July 13, 2007. As described above, you shall not be obligated to resign as a director of the Company.

(c)	Your salary shall be $10,000 (less applicable taxes and withholding) payable in cash for the period commencing June 14, 2007 and ending July 13, 2007. (The payment of such salary will be made on a bi-weekly basis in the amount of $5,000.00 less taxes and withholding). In addition, you shall continue to be eligible to participate in the Company benefit plans as are in effect from time to time on a basis commensurate with your new position.

(d)	No bonus payments or car allowance payments will be made to you throughout the remainder of your employment.

(e)	During the remaining term of your employment with the Company you shall not be obligated to work a specific number hours per week; however, you shall be obligated to provide service to the Company at a level equal to at least 21% of the average level of the services you performed since your date of hire. In performing your duties you shall respond to reasonable requests for advice and counsel from the CEO. In this regard, you may keep your Blackberry and notebook computer and will be reimbursed any ordinary and necessary business expenses pre-approved by the Company.

(f)	All of the other provisions of your Employment Agreement, including the terms of Annex A and B thereto, shall remain in force except as modified above.

2.	Stock Options

(a)	The following unvested options will continue to vest in accordance with their original grants. The stock options are:

(i)	71,428 shares to vest December, 31, 2007; and
(ii)	71,428 shares to vest December, 31, 2008.

(b)	The vesting of such options and your right to exercise all of your options shall continue as provided in your Stock Option Agreement dated June 5, 2005 and the Quality Distribution, Inc. 2003 Stock Option Plan.

3.	Stock Units

(a)	Your Executive Stock Unit Account under the Stock Unit Grant Agreement dated June 5, 2005 (the “Stock Unit Grant Agreement”) has been credited with (a) 300,000 Stock Units, which are fully vested, (b) 6,535 Stock Units, which are 42.8% vested, and (c) 3,858 Stock Units, which are 14.2% vested. The parties to this letter agreement agree and acknowledge that no additional Stock Units have been credited to your Executive Stock Unit Account since 2006, and that none shall be credited in the future pursuant the Stock Unit Grant Agreement. Executive hereby irrevocably waives and discharges any right with respect to any such additional Stock Units pursuant to the Stock Unit Grant Agreement.

(b)	As provided in your Stock Unit Grant Agreement, all unvested Stock Units will be forfeited upon the termination of your employment effective July 13, 2007.

(c)	In consideration for entering into this letter agreement, upon the termination of your employment on July 13, 2007, you shall be granted a number of shares of restricted stock of the Company equivalent to the Stock Units you forfeited as of your termination of employment. These shares of restricted stock shall vest annually in equal installments for three years from the date of grant for so long as you continue to serve as a director of the Company. Such restricted stock shall be issued pursuant to the terms and conditions set forth in the Company’s standard restricted stock grant agreement for directors.

The Company requests your signature below and your subsequent delivery of this letter agreement to the Company to evidence confirmation of your understanding of, and agreement that, as of June 14, 2007, the above-described changes to the terms of your employment shall be made.

QUALITY DISTRIBUTION, INC.

By:	/s/ Gary R. Enzor
Gary R. Enzor
President and Chief Executive Officer

Agreed to and accepted as of the date first written above.

/s/ Gerald L. Detter
Gerald L. Detter

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